Exhibit 10.7

1

LICENSING AGREEMENT

THIS LICENSING AGREEMENT (“Agreement”) is hereby entered into as of September 1, 2021 (the “Effective Date”) by and between, on the one hand, Taylored Concepts, LLC, having its principal place of business at 40 Dellwood Ave., Chatham, New Jersey, 07928 (“Taylored Concepts”) and ProToyTypes, LLC having its principal place of business at 14 Clairview Road, Denville, New Jersey, 07834 (“ProToyTypes”) (Taylored Concepts and ProToyTypes are hereinafter referred to collectively as “Inventor”) and, on the other hand, SRM Entertainment, having its principal place of business located at 725 North Highway A1A, Suite C106, Jupiter, Florida 33477 (hereinafter referred to as “Licensee”).

WITNESSETH

WHEREAS: Inventor owns or controls proprietary rights in and to the product concepts and related materials described in Attachment A hereto (hereinafter referred to as the “Property”), together with the valuable good will associated therewith, and

WHEREAS: Inventor desires to grant to Licensee, and Licensee desires to acquire, a license under all substantial rights in and to the Property, within the meaning of Section 1235 of the Internal Revenue Code of 1954;

WHEREAS: Licensee desires to use the Property on and in connection with the manufacture, advertising, promotion, offering for sale, sale and distribution, of certain products as hereinafter described, and Inventor is willing to grant Licensee such rights under the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual promises, covenants and conditions herein contained, or for good and valuable consideration, the sufficiency of which is mutually acknowledged, it is hereby agreed as follows:

1)	ARTICLES. Inventor hereby grants to Licensee an exclusive, nontransferable, non assignable license, without the right to grant sublicenses except as set forth in Section 7)d), to use the Property in the Territory as defined in Attachment A hereto (the “Territory”) in connection with the manufacture, advertising, promotion, offering for sale, sale and distribution of the products defined in Attachment A hereto (the “Articles”) but only through the Distribution Channels as defined in Attachment A (the “Distribution Channels”). All rights not expressly granted to Licensee herein are reserved to Inventor (the “Reserved Rights”). Without limiting the generality of the foregoing, the Reserved Rights include all rights in and to the Property in connection with all goods and services other than the Articles; all rights in the Property outside the Territory; all rights in the Property outside the Distribution Channels; and the right to manufacture goods or services, even those identical to the Articles, in the Territory for ultimate re-sale outside the Territory or Distribution Channels. Inventor may exercise the Reserved Rights with no obligation to Licensee.

2)	TERM. Unless sooner terminated in accordance with Section 20), the “Initial Term” of this Agreement shall commence as of the Effective Date and continue through and including December 31, 2022 (the “Initial Term”). Thereafter, this Agreement shall automatically renew for a single one (1) year period (the “Renewal Term”) provided that (i) Licensee has, during the Initial Term, generated earned royalties sufficient to cover the Minimum Royalty Guarantee without the necessity of making a shortfall payment, and (ii) Licensee is actively selling at least three (3) SKUs of the Articles. As used herein, “Term” means the Initial Term and, if applicable, the Renewal Term. Any renewal or extension of the Term subsequent to the Renewal Term is subject to mutual agreement of the parties.

2

3)	REPRESENTATIONS. Inventor represents that the Property is the original creation of Inventor and to the best of Inventor’s knowledge and belief does not infringe the proprietary rights of any person or company. Inventor further represents that it has the legal authority to enter into this Agreement.

4)	OBLIGATIONS. Licensee shall have the sole obligation and responsibility for the cost of development, manufacturing, packaging, distributing, selling and advertising of the Articles. “Cost of development” as used herein includes, without limitation, the cost of the artwork, photography, model makers and related art services, from the concept stage to final product. Further development costs beyond concept stage by Inventor at Licensee’s request will be fully reimbursed by Licensee, once costs are approved in advance by Licensee. All artwork, models, photography and related materials pertaining to the Property will be returned to Inventor upon the expiration or termination of this Agreement.

5)	QUALITY CONTROL. Licensee agrees that the Articles will be of high standards of quality so as to be safe, and manufactured, sold and distributed in accordance with all applicable federal, state and local laws and regulations. The quality of the Articles must be such that the good name of Inventor is not negatively impacted. All pre- production Articles and packaging must be provided by Licensee to Inventor. Inventor has absolute discretion as to approval of same. If Inventor does not respond in ten (10) working days following receipt of pre-production samples approving same, the samples will be considered to be approved.

6)	MARKETING DATE. Licensee agrees to commence distribution and sale of commercial quantities of approved Articles in the Territory on or before the “Marketing Date” set forth in Attachment A. Inventor may terminate this Agreement if Licensee has not commenced such distribution and sale of the Articles on or before the Marketing Date, by giving notice in writing of such termination to Licensee. If different Articles are assigned different Marketing Dates, the foregoing termination right shall be applicable only to the affected Articles. Further, Inventor may terminate this Agreement in any country of the Territory if commercial quantities of the Articles are not in distribution and sale in that country within one (1) year following first shipment of the Articles to any country within the Territory. Sections 20) and 21) hereunder shall apply to any termination or partial termination under this Section. As used in this Section, “commercial quantities” means the quantity specified in Attachment A or, if no quantity is so specified, shall mean at least one thousand (1000) units.

7)	ROYALTY

	a)	Licensee agrees to pay to Inventor a royalty equal to the percent of Net Sales (as defined below) specified as the “Royalty Rate” in Attachment A hereto. Such royalties shall be paid on all Net Sales by Licensee of the Articles and accrue when the Articles are billed out or shipped, whichever occurs earlier.

3

b)	The term “Net Sales”, as applied to the Articles means Licensee’s or its affiliate’s or subsidiaries gross sales (i.e., the gross invoice amount billed customers or, if there is no invoice or if there is consideration in addition to that specified in an invoice, the gross value of all consideration, however designated, attributable to the sale, distribution, use or exploitation of the Property or Articles) less up to, but not to exceed, ten percent (10%) to cover all actual and documented freight and delivery charges, trade and sales discounts, rebates and/or allowances to Licensee’s customers, returns accepted for credit, sales and excise taxes, advertising discounts and promotional expenses, regardless of the actual amount of all such charges, discounts and expenses. Except as specifically provided herein, no deductions of any kind or nature shall be made including without limitation for cash or other discounts, commissions, uncollectible accounts, shipping, handling or processing charges, or for fees or expenses of any kind which may be incurred by Licensee in connection with the use, sale or exploitation of the Property or the exercise by Licensee of its rights under this Agreement. Notwithstanding the foregoing, on sales of Articles made by or on behalf of Licensee to customers located outside the United States, Licensee shall pay to the Inventor a royalty as determined pursuant to the provisions of this Section 7) or an amount equal to the royalty paid on the sale of the same Articles to U.S. customers, whichever is greater.

c)	Licensee shall not be liable for any royalties hereunder for any reasonable quantity of the Article(s) (not to exceed 1% of the production quantity) which it may distribute in connection with the promotion of the Articles such as for review, sample, advertising, publicity, or similar purposes.

d)	Licensee may grant a Sublicense (as defined below) of the rights granted pursuant to this Agreement for exploitation of the Property outside the United States, provided Licensee obtains Inventor’s prior written consent for each sublicense or renewal thereof, such consent not to be unreasonably withheld. As used herein, a “Sublicense” is any agreement or arrangement under which the Property is licensed to or exploited by a third party in any way other than an agreement under which a third party purchases finished Articles from Licensee or for purposes of re-sale. If Licensee grants any approved Sublicense of the rights granted to Licensee under this Agreement, Licensee shall pay to Inventor a royalty equal to fifty percent (50%) of all gross revenues or consideration, however designated, received by Licensee in connection therewith, including any advances or guarantees. No Sublicense shall extend beyond the Term of this Agreement or shall otherwise be inconsistent with the terms of this Agreement. Any Sublicense granted in violation of this provision shall be void and shall be considered a material breach of this Agreement.

e)	For purposes of interpretation throughout this Agreement, every item that embodies the Property or any part thereof; that is derived from, based on, or adapted from the Property or any Article; that is an accessory for or otherwise packaged, offered, marketed, sold, or distributed in conjunction with an Article (including, without limitation, those made on an upsell or continuity basis whether embodying the Property or not); or that otherwise trades on the goodwill associated with the Property or Articles shall be deemed within the scope of and subject to the royalty obligations of this Agreement. For purposes of this Agreement, (i) sales made on an “upsell” basis shall mean sales of additional merchandise beyond the basic Article offering to a customer at the time of the customer’s initial purchase, and (ii) sales made on a “continuity” basis shall mean sales of additional merchandise to a customer after such customer’s initial purchase of an Article.

4

8)	MINIMUM ROYALTY GUARANTEE. Licensee agrees to pay Inventor minimum guaranteed royalty payments under this Agreement in the amount and pursuant to the payment schedule set forth in Attachment A (the “Minimum Royalty Guarantee”), a portion of which shall be payable as an advance upon execution of this Agreement (the “Advance”). The Advance may be applied toward royalty payments under this Agreement until recouped by Licensee, but is otherwise nonrefundable. The Minimum Guaranteed Royalty is nonrefundable and non-recoupable.

9)	ROYALTY PAYMENTS AND REPORTS.

	a)	Payments due under Sections 7) and 8) shall be made within thirty (30) days after the last day of each calendar quarter for amounts accruing during the preceding calendar quarter. Except as otherwise provided in Attachment A, all payments to Inventor under this Agreement shall be remitted as follows: 50% to Taylored Concepts and 50% to ProToyTypes. All payments shall be by wire transfer of immediately available funds to the accounts designated by Inventor, with costs of transmission paid by Licensee.

	b)	Each calendar quarter Licensee shall furnish to Inventor at the address in Section 24), a statement certified by an officer of Licensee to be accurate, showing on a country-by-country basis the number, description and sales price for each Article and all deductions taken in computing Net Sales, specifying the amount of each type of deduction. Such statements shall be furnished to Inventor whether or not any of the Articles have been distributed and/or sold during the quarter for which such statement is due.

10)	CONVERSION OF CURRENCY. All payments to Inventor under this Agreement shall be in United States dollars. If any sales are made in currencies other than United States dollars, Licensee shall convert the amounts payable hereunder on sales of Articles in each country to U. S. dollars, at the most favorable rate of exchange available for the amount and type of transaction involved as of the last business day of the applicable royalty period.

11)	INSPECTION OF RECORDS. Licensee shall keep and maintain, or cause to be kept and maintained, accurate books of account and records of sales of Articles pursuant to this Agreement. Inventor and its representatives shall have the right at reasonable times to examine such books of account and records during the Term and within five (5) years after the close of each applicable royalty period. Such right of examination shall include the rights to audit and to make copies of or extracts from such books and records. If any audit of Licensee’s books and records indicates that royalties due have been underpaid, Licensee shall promptly pay Inventor the shortfall with interest from the date originally due. If an audit reveals an underpayment of five percent (5%) or more, Licensee will, in addition to the shortfall with interest from the date originally due, reimburse Inventor for its costs and expenses of such audit. Time is of the essence regarding all payments to Inventor under this Agreement. Late payments, and all payments specified to include interest, will bear interest at the rate of one percent (1%) per month or the highest rate permitted by law, whichever is lower.

5

12)	LICENSEE’S INDEMNITY

	a)	Licensee shall indemnify and defend Taylored Concepts, ProToyType and their respective officers, directors, members, employees and agents and hold each of them harmless from and against all actions, claims, suits, proceedings, losses, damages, costs, liabilities, attorney’s fees and other expenses which may be suffered, incurred or paid by reason of or arising out of Licensee’s or any sub- licensee’s (i) representation, manufacture, advertising, packaging, labeling, promotion, offering for sale, sale or distribution, instructions or directions relating in any way to the Articles or the Property; (ii) alleged or actual defects, including, but not limited to manufacturing and design defects, in the Articles; (iii) any allegedly unauthorized use of any patent, process, idea, method, device, copyright, trademark, trade dress, trade secret, confidential information or other intellectual property, personal, proprietary or contractual right of any third party by Licensee in connection with the Property or Articles (except only for claims covered by Section 13) below); (iv) the breach or claimed breach of any warranty, representation or obligation made by Licensee to Inventor in this Agreement or Licensee’s performance under this Agreement; or (v) out of any violation or alleged violation by Licensee of any law, rule, regulation or provision of this Agreement.

	b)	Licensee shall obtain and maintain product liability insurance providing protection for the parties indemnified in Section 12)a) against any claims or causes of action arising out of any alleged defect in an Article as designed, manufactured, distributed or otherwise disposed of by Licensee or sub-licensees, at least in the amount of $2,000,000 single limit, naming each of the parties indemnified in Section 12)a) as an additional insured. Licensee shall provide Inventor with a certificate of insurance to this effect indicating that Inventor will receive thirty (30) days prior written notification of any termination, cancellation or amendment to such insurance coverage. Failure to maintain said insurance shall be deemed a default by Licensee.

13)	INVENTORS’ INDEMNITY. Inventor shall indemnify and hold harmless Licensee from and against any damages, costs, and attorneys’ fees resulting from any breach of Inventor’s representations and warranties in this Agreement; provided, however that the maximum amount due from Inventor under this Section 13), including attorneys’ fees incurred by Licensee, shall not exceed fifty percent (50%) of the royalties due Inventor from sales of affected Articles in the country or territory affected by the claim from the date that Licensee notifies Inventor of the existence of such a claim as made in writing by a third party. After the commencement of an actual lawsuit against Licensee that is within the scope of this Section 13), Licensee may place fifty percent (50%) of the royalties thereafter due Inventor from sales of Articles subject to the claim in the country or territory where the suit has been filed in a separate interest-bearing account (the “Escrow Account”). Licensee may draw against the Escrow Account to satisfy its reasonable expenses of defending such suit paid to outside counsel and third parties and of any judgment or settlement made therein. If the Escrow Account is insufficient to pay the then-current defense obligations, Licensee may advance funds to the Escrow Account and shall be reimbursed as payments are credited thereto. Inventor’s liability to Licensee under this Section 13) shall not extend beyond the loss of royalties that have been deposited in the Escrow Account; and Inventor’s liability to Licensee under this Agreement under any cause of action or theory or recovery shall be limited to the aggregate of sums paid or payable to Inventor hereunder. After a suit has been concluded by settlement or otherwise, any balance remaining in the Escrow Account shall be paid to Inventor and all future royalties due to Inventor shall be paid to Inventor as they would otherwise become due.

6

14)	INFRINGEMENTS. Licensee shall promptly inform Inventor of any third-party infringement of any of the rights granted to it by this Agreement. Inventor will, within sixty (60) days, notify Licensee of its election to prosecute or not file a suit for infringement. If Inventor prosecutes the suit, it may select legal counsel and shall pay all the legal fees and costs of prosecution and all sums recovered, whether from damage awards, settlements or otherwise, shall be retained exclusively by Inventor. If Inventor elects not to prosecute an infringement, Licensee may do so after notice to Inventor of that intention. Licensee may then select legal counsel and shall bear all the legal fees and cost subject to reimbursement from any recovery in the suit. All sums recovered in a suit prosecuted at the expense of Licensee shall be retained exclusively by Licensee but shall, after recovery of Licensee’s costs and expenses, be deemed Net Sales for purposes of computing a royalty due Inventor.

15)	INTELLECTUAL PROPERTY RIGHTS.

	a)	Licensee hereby acknowledges Inventor’s proprietary rights in and to the Property and recognizes the exclusive right of Inventor to (i) grant rights to use said Property and (ii) control the use thereof. Licensee will be responsible for securing registration of any mutually agreed trademarks, copyrights and (except only as provided in Section 15)b) below) patents in connection with the Property and individual Articles, but only with respect to the Articles in the Territory and only with Inventor’s prior written consent. Licensee agrees that it shall be responsible for all costs and expenses in connection therewith. Inventor agrees that it will provide all reasonable assistance requested by Licensee in connection with the securing of such registrations. Licensee will provide Inventor with prompt written reports as to the status of any such registrations. Inventor expressly disclaims all representations and warranties, express or implied, that any United States or foreign governmental agency or body, including but not limited to the U.S. Patent and Trademark Office, has granted, will grant, or can grant any patent, trademark, or other legal protection relating to the Item. All amounts due Inventor hereunder shall be paid by Licensee without regard to whether any patent, trademark or other legal protection for the Item exists, or will be applied for or granted.

7

b)	Inventor shall have the right to file, at Inventor’s discretion and expense, a provisional United States patent application covering the Property (“PPA”). If Inventor elects for file a PPA, Licensee agrees to file a non-provisional patent application in the United States based on the PPA and to use commercially reasonable efforts, and to bear the expense of prosecuting, such patent application and maintaining any issued patent during the Term. If Licensee desires to obtain patent protection for the Articles in any country other than the United States, Licensee may, upon notice to Inventor, apply for such patent protection at its own expense. All such applications shall identify the same individuals as inventors as are identified under the PPA. Licensee shall provide Inventor with no less than sixty (60) days written notice before abandoning any application for a patent or other protection or ceasing to undertake all things necessary to continue any patent or legal protection, including but not limited to the payment of maintenance fees, so that Inventor may have an opportunity to assume such. Each party agrees to keep the other fully advised and informed of the progress of any patent or industrial design applications, and to provide copies of said applications and office actions and amendments thereto as soon as such are available.

16)	RESTRICTIONS. Licensee agrees to make no use of the Property other than as permitted hereunder, and both during and after the Term of this Agreement Licensee agrees that it will make no use of any property which in Inventor’s sole judgment is confusingly similar to the Property. Licensee agrees that in using the Property, it will in no way represent that it has any right, title or interest in or to the Property or in any application or registration therefor which may be granted, or in any property similar thereto, other than those expressly granted under this Agreement. Licensee will not, except as expressly permitted by this Agreement, register or attempt to register the Property or any element thereof, including but not limited to, registration as a trademark or copyright, either alone or in combination with any word, name, symbol, device or character, or aid or abet anyone else in doing so, and Licensee agrees that any use, application or registration in breach of this covenant will inure to the benefit of Inventor and Licensee further agrees to assign all rights, title and interest in and to any such application or registration to Inventor.

17)	MARKINGS. The Articles and the packaging, instructions, advertising materials, and other documentation for the Articles shall include such markings and notices as required by applicable law; and, if requested by Inventor, shall include notices (such as patent markings if legally permitted) as deemed reasonably necessary by Inventor, as well as attribution to Inventor as the owner or licensor of the Property.

18)	ATTORNEY’S FEES. The prevailing party in any action brought to enforce the terms of this Agreement shall be entitled to recover from the other party its reasonable costs and necessary disbursements and attorney’s fees incurred in connection therewith.

19)	BREACH. The following shall constitute a breach of this License Agreement and the Licensee shall be deemed to be in default thereof:

a)	Licensee fails to make any payment to Inventor when due, or fails to make any report required by this Agreement or makes a false report,

b)	Licensee fails to maintain product liability insurance as required by this Agreement,

8

c)	Licensee fails to commence distribution and sale of commercial quantities of the Articles in any country of the Territory by the Marketing Date or, if no Marketing Date is specified for a given country, within one (1) year of the Marketing Date, or thereafter during any six (6) month period Licensee does not ship commercial quantities of Articles to customers located in that country,

d)	Licensee discontinues the marketing, sale, distribution or exploitation of the Property. Non-inclusion of any Article in the catalog of Licensee or any authorized sub-licensee shall be conclusive evidence of discontinuance of distribution and sale of said Article by Licensee.

e)	Violation of any of Licensee’s obligations pursuant to this Agreement,

f)	In the event that a voluntary petition of bankruptcy is filed by Licensee, or an involuntary petition of bankruptcy is filed against Licensee and is not dismissed within sixty (60) days thereafter, or if Licensee shall be adjudged insolvent, or if an assignment shall be made of Licensee’s property for the benefit of creditors or in the event of any other circumstances which prevents effective performance by Licensee under this Agreement, then in any such event, the license granted by this Agreement shall terminate.

20)	TERMINATION. The parties shall have the right to terminate this Agreement as follows:

	a)	Either party shall have the right to terminate the Agreement at any time if the other party breaches any of its warranties, representations or material obligations hereunder and such breach is not cured within thirty (30) days after written notice from the non-breaching party, provided, however, that the cure period for the first breach related to non-payment of any amount due Inventor shall be ten (10) days and any subsequent breach related to non-payment shall be two (2) days. Notwithstanding the foregoing or anything to the contrary contained herein, if Licensee commits three (3) or more material breaches of any nature during the Term of this Agreement, as to which Inventor has given notice pursuant to this Section 20)a), Inventor may terminate the Agreement upon the occurrence of any additional breach by giving Licensee written notice thereof and no cure period shall apply.

	b)	Inventor shall have the right to terminate this Agreement without any cure period if Licensee: (i) terminates or suspends its business; (ii) fails to pay royalties when due or fails to accurately report Net Sales more than twice in any calendar year, even if cured pursuant to Section 20)a) hereof; (iii) makes an assignment for the benefit of creditors; (iv) becomes subject to any voluntary or involuntary order of any governmental agency involving the recall of any of the Articles because of safety, health, or other hazards or risks to the public; (v) fails to maintain or obtain product liability insurance as required by the provisions of this Agreement; (vi) attempts to assign or sublicense rights without the permission of Inventor; or (vii) fails to comply with any of the exploitation requirements set forth in Section 6) hereof (provided that if the requirements of Section 6) are not met or maintained in only some countries, the termination and reversion shall be limited to those countries only).

9

c)	Inventor shall have the right to terminate the Agreement if at any time Licensee ceases the active exploitation of the Property. Licensee’s failure to display Articles at either the annual American International Toy Fair in New York City or HKTDC Hong Kong Toys & Games Fair in any calendar year or the failure to include the Articles in Licensee’s catalog shall be considered a cessation of active exploitation for purposes of this Section 21)e).

d)	Inventor shall have the right to terminate this Agreement prior to the commencement of the Renewal Term by providing written notice to Inventor no less than thirty (30) days prior to the commencement thereof.

e)	Inventor shall have the right to terminate this Agreement with respect to any class or category of the Distribution Channels into which Licensee has not sold at least ten thousand (10,000) units of the Articles by December 31, 2022 or in any calendar year thereafter.

21)	EFFECT OF TERMINATION

	a)	Upon termination, expiration or cancellation of this Agreement, all rights granted to Licensee by Inventor will automatically and without further notice revert to Inventor, including specifically, but not limited to, any copyrights, copyright applications, trademarks, trademark applications, patents, patent applications, design patents, design patent applications, all merchandising rights, licensing rights, the rights to the name of Property and any of the Articles therein, all goodwill and all other rights associated with the Property and the Articles whether obtained by Inventor or Licensee. Licensee shall return all such rights free and clear of any and all liens and encumbrances.

	b)	Licensee will immediately return to Inventor all designs, drawings, sketches, models, prototypes, digital files, production specifications, market studies or analyses or other similar material supplied by Inventor or developed by Licensee in connection with the production or marketing of the Property and the Articles.

	c)	Licensee agrees that if this Agreement is terminated under any of its provisions, Licensee will not itself, or through others, thereafter manufacture and sell any of the Articles or use any of the names associated with the Property or the Articles.

	d)	Without limiting the generality of the foregoing, upon termination of this Agreement, Licensee shall assign to Inventor, immediately upon demand and without any additional compensation: (i) all rights in and to the Property or any product or service that incorporates the Property or any aspect or element thereof that Licensee may have acquired by virtue of this Agreement or otherwise, regardless of whether such rights were created by Inventor, Licensee, or otherwise; and (ii) any and all pending or issued patents, patent applications, technologies, designs, trademarks, service marks, goodwill, copyrights, trade secrets, know-how, contractual rights, URL’s or other proprietary or property rights that relate to or embody the Property or Articles, or any element thereof, or that were used in the advertising, promotion, sale or distribution of the Property or Articles, it being the intention of the parties that, following termination or expiration of this Agreement, Inventor shall be free to exploit the Property and Articles, as manufactured, marketed and sold by Licensee or otherwise, and any part or component thereof, without any obligation to Licensee.

10

e)	So long as this Agreement is not terminated by Inventor as the result of any uncured breach or default of Licensee, Licensee shall have the non-exclusive right to sell all inventory of Articles existing at the time of termination for ninety (90) days after termination subject to the payment of royalty herein. Inventory not disposed of within ninety (90) days shall be destroyed by Licensee and Licensee will provide to Inventor written certification of such destruction.

f)	Licensee warrants that it will not lease, sell, or permit the use of any molds, tools or tooling used in the manufacture or production of any Article associated with the Property by any individual or entity that is not licensed by Inventor or sublicensed by Licensee in accordance with Section 7)d) of this Agreement to produce, distribute and sell the Property. Upon expiration, termination or cancellation of this Agreement, Inventor will have the right to purchase from Licensee any tools, molds or tooling aids used by Licensee in connection with the Articles at Licensee’s amortized book value thereof or their fair market scrap value, whichever is lower.

22)	SUCCESSORS IN INTEREST. Licensee may not assign, transfer, sublicense or delegate its rights or obligations under this Agreement without the prior written consent of Inventor, which consent shall not be unreasonably withheld. Any assignment or transfer in violation of this Section shall be void. This Agreement shall be binding upon and shall inure to the benefit of parties, their successors, heirs, executors, administrators and permitted assigns.

23)	ENTIRE AGREEMENT; AMENDMENTS. This Agreement sets forth the entire agreement of the parties with respect to the Property. No modification or amendments to this Agreement shall be effective unless in writing and signed by all parties. Attachment A in its entirety is incorporated by reference in this agreement and forms an integral part thereof.

24)	NOTICES. All notices hereunder, including but not limited to notices of termination, shall be given in writing by overnight delivery service where proof of delivery may be obtained addressed by either party to the other at their respective addresses first set forth above, or such other address as may be specified from time to time by notice in accordance with this Section 24).

25)	BUSINESS FORECAST/MARKETING MATERIALS

	a)	During the Term, Licensee will, upon Inventor’s written request, provide Inventor with a forecast of its estimated Net Sales of the Articles for the then-current calendar year and will, during such calendar year, advise Inventor of any material changes in such forecast.

	b)	Upon start of production of each SKU of Articles, Licensee shall send Inventor 10 samples (5 each to Taylored Concepts and ProToyType) of the individual Articles which Licensee is then marketing. In addition, Inventor will have the right to purchase additional reasonable quantities at Licensee’s cost.

	c)	During the Term, Licensee shall send Inventor two (2) copies of each edition of its catalog and price list containing reference to Property or Articles.

11

d)	If Licensee produces any television commercials or social media or other digital advertisements or promotional materials for promotion of Property or Articles, it will provide three (3) copies of each such commercial or materials to Inventor free of charge.

26)	GOVERNING LAW AND FORUM. The validity and interpretation of this Agreement and rights and duties of the parties shall be governed by the internal laws of the state of New Jersey without regard to its conflict of laws principles. All disputes under or relating to this Agreement shall be resolved exclusively in the state or federal courts located in the state of New Jersey, and the parties irrevocably submit to the jurisdiction thereof, waive any objections relating to venue, and agree to service of process by any manner specified for notices in this Agreement.

27)	MANNER OF EXECUTION. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one agreement binding on all the parties hereto notwithstanding that all such are not signatories to the same counterpart. Each of the parties agrees that a photographic or facsimile copy of the signature evidencing a party’s execution of this Agreement shall be effective as an original signature and may be used in lieu of the original for any purpose.

28)	LIABILITIES. Notwithstanding anything to the contrary contained herein, the liability of each of Taylored Concepts and ProToyType to Licensee under or in connection with this Agreement, if any, under any theory of liability, shall not be joint and several but shall instead be limited to their proportional respective interests in the royalty payments made by Licensee under this Agreement as reflected in Section 9)a) above.

IN WITNESS THEREOF, the parties have executed this agreement as of the date first set forth above.

TAYLORED CONCEPTS, LLC		PROTOYTYPE, LLC

By:	/s/ Lee Ann Taylor	By:	/s/ Carmine Capone
Lee Ann Taylor		Carmine Capone
President		Co-Owner

SRM ENTERTAINMENT INC

By:	/s/ Taft Flittner
Name:	Taft Flittner
Title:	President

12

ATTACHMENT A

PROPERTY: “Sip With Me” (working title) Drinking Cup

ARTICLES: Patented Straw and 3D character/environment (possible positioning on top of drink lid) configured so as to allow liquid/drink to flow through straw to consumer at same time as liquid flows through 3D character/article. This configuration makes it look like the character/article is drinking liquid at same time as consumer.

DISTRIBUTION CHANNELS: Theme Parks, Traveling Entertainment Shows, Themed Restaurants, Convenience Stores, Mass Market Retail

TERRITORY: Worldwide

MARKETING DATE: June 30, 2022

ROYALTY RATE: 5%

MINIMUM ROYALTY GUARANTEE:

●	Initial Term: $7,500, payable $5,000 as an Advance on execution of Agreement and the balance payable thirty (30) days after the end of the Initial Term to the extent not paid as earned royalties during the Initial Term

●	Renewal Term: $15,000, payable thirty (30) days after the end of the Renewal Term to the extent not paid as earned royalties during the Renewal Term